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                                                                     EXHIBIT 4.3

                  FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT


         THIS FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT (the "First Amendment") is made and entered into effective as of March 7, 1997 by and between COAST DENTAL SERVICES, INC., a Delaware corporation (the "Borrower") and BARNETT BANK, N.A. (the "Lender").

         WHEREAS, Borrower and Lender entered into a certain Business Loan Agreement dated August 15, 1996 in connection with a certain loan in the amount of $1,500,000.00 made by Lender to Borrower, as modified by a certain letter agreement between Borrower and Lender dated August 15, 1996 (collectively, the "Loan Agreement");

         WHEREAS, Borrower has requested and Lender has agreed to modify and increase the facility referenced in the Loan Agreement, such increased facility to be evidenced by, inter alia, a certain First Renewal and Replacement Revolving Promissory Note dated of even date herewith in the amount of $5,000,000.00;

         WHEREAS, Borrower and Lender desire to modify the Loan Agreement as hereinafter set forth;

         NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

         1. The foregoing recitals are true and correct and incorporated herein by reference. All capitalized terms used herein shall have the meaning given thereto in the Loan Agreement unless separately defined in this First Amendment.

         2. The reference to the "Principal" in the information box set forth immediately below the title of the Loan Agreement is hereby modified from "$1,500,000.00" to "$5,000,000.00".

         3.      The Borrower's address is amended to read:

                 6200 Courtney Campbell Causeway, Suite 690
                 Tampa, Florida  33607

         4. The "Tangible Net Worth" requirement set forth on page 4 of the Loan Agreement is hereby amended and replaced as follows:

         "TANGIBLE NET WORTH. Maintain a minimum Tangible Net Worth of not less than Five Million Dollars ($5,000,000.00) at all times."

         5. The "Cash Flow Requirements" and definition of "cash flow" set forth on page 4 of the Loan Agreement is hereby amended and replaced as follows:

         "CASH FLOW REQUIREMENTS. Maintain a minimum Cash Flow Ratio of not less than 7:1 as of the end of each fiscal quarter of Borrower, measured on a rolling four (4) quarter basis. Cash Flow Ratio is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) divided by interest expense and current maturities of long term debt."

         6. The "Fixed Charge Ratio" on page 4 of the Loan Agreement is hereby deleted.

         7. The following Financial Covenant is hereby added on Page 4 of the Loan Agreement:

         "NET EARNINGS.   Borrower shall maintain net earnings equal to or
greater than ten percent (10%) of net revenues, as depicted on the annual financial statement of Borrower, which covenant shall be tested annually at fiscal year end upon receipt of the annual financial statements required herein."
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         8.      The paragraph entitled "Guaranties" on page 4 of the Loan
Agreement is hereby amended and replaced as follows:

         "GUARANTIES. Borrower shall cause any of its affiliates and subsidiaries formed or acquired in the future to guarantee the Loan pursuant to a Guaranty Agreement and other required loan documentation acceptable to Lender, in its sole discretion. All costs and expenses of the future guarantees, including without limitation, document preparation fees, filing fees and attorneys fees, shall be paid by Borrower upon demand."

         9. The paragraph entitled "Loan Proceeds" on page 4 of the Loan Agreement is hereby amended and replaced as follows:

         "LOAN PROCEEDS. Except with the prior written consent of Lender, which may be granted or withheld in its sole discretion, Borrower shall only use the Loan proceeds for the purpose of acquiring the assets and liabilities of existing dental practices allowable by law and locations, including building new or renovating and expanding existing locations, within the states of Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. Borrower shall provide such documentation as requested by Lender to confirm and verify the usage of the Loan proceeds in accordance with the provisions of this paragraph."

         10. The paragraph entitled "Negative Covenants" (which includes subparagraphs entitled "Indebtedness and Liens", Continuity of Operations" and "Loans, Acquisitions and Guaranties" is hereby amended and replaced as follows:

         "NEGATIVE COVENANTS.

         A. Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld:

         INDEBTEDNESS AND LIENS. (a) sell, transfer, mortgage, assign, pledge, lease, grant a security interest in or encumber any of Borrower's assets, or (b) sell with recourse any of Borrower's accounts, except to Lender and except for Borrower's accounts as allowed as a permitted lien.

         CONTINUITY OF OPERATIONS. (a) Engage in any business activities substantially different than those in which Borrower is presently engaged, (b) cease operations, wind up, liquidate, merge, reorganize, transfer, acquire or consolidate with any other enterprise or entity (other than acquisitions permitted in the Loan Proceeds paragraph of this Loan Agreement), change ownership, dissolve, transfer or sell or acquire Collateral or assets out of the ordinary course of business,
         (c) pay, declare, set aside, or allocate any dividends in cash or other property, on Borrower's stock (however, if Borrower is a Subchapter S corporation, Borrower may make distributions to each shareholder which is necessary to pay for any personal income tax liability incurred by that shareholder as a direct result of profits generated by the Subchapter S corporation) or purchase or retire any of Borrower's outstanding shares or alter or amend Borrower's capital structure; or (d) assume, endorse, be liable for or incur any agreement or obligation as surety or guarantor except in connection with acquisitions hereunder.

         B. LEVERAGE RATIO.   Borrower's Leverage Ratio shall not exceed
1.25:1, measured as of the end of each fiscal quarter of Borrower.   Leverage
Ratio is defined as total liabilities divided by Tangible Net Worth.

         C. DEBT TO EBITDA RATIO.   Borrower's Debt to EBITDA Ratio shall not
exceed 4:1 at any time, determined on a rolling four (4) quarter basis. Debt to EBITDA Ratio is defined as total liabilities divided by EBITDA.




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                 D. MAXIMUM ACQUISITION EXPENSE.  Borrower shall not expend nor acquire more than Three Million Dollars ($3,000,000.00) of dental offices (and all related assets) in any one (1) transaction, nor more than Six Million Dollars ($6,000,000.00) of the same in any fiscal quarter, without the prior written consent of Lender, which shall not be unreasonably withheld."

         11. The paragraph entitled "Dividend Limitations" on page 5 of the Loan Agreement is hereby deleted.

         12. The paragraph entitled "Additional Financial Ratio" on page 5 of the Loan Agreement is hereby deleted.

         13.     The following paragraph is hereby added to the Loan Agreement:

         " NON USAGE FEE.   Borrower shall pay to Lender a non usage fee in the
amount of one-quarter of one percent (.25%) of the unused portion of the Loan, as determined and billed quarterly in arrears by Lender."

         14.     The following paragraph is hereby added to the Loan Agreement:

         "Borrower shall not, without the prior written consent of Lender, which shall not be unreasonably withheld (a) amend, modify, terminate or consent to an amendment, modification or termination of that certain Services and Support Agreement dated as of October 1, 1996 (the "Services and Support Agreement"), by and between Borrower and Coast Florida P.A., a Florida professional services corporation ("P.A.") or (b) issue its consent as contemplated in Section 2.9 of the Services and Support Agreement.

         Borrower further agrees to (a) fully enforce all of its rights, remedies and recourses available under the Services and Support Agreement in order to maintain to the fullest extent possible the benefits and contractual obligations in favor of Borrower thereunder and (b) immediately provide Lender with written notice of any material dispute, disagreement or breach under the Services and Support Agreement.

         Borrower further agrees that it shall not enter into a services and support agreement or other similar management agreement with any party or entity other than P.A. which is the same as, or similar to, the purposes and content of the Services and Support Agreement without first notifying Lender in writing and obtaining the Lender's prior written consent, which shall not be unreasonably withheld.

         Failure of the Borrower to comply with this paragraph shall constitute an event of default under the Loan Agreement.

         15. Except as expressly modified herein, the Loan Agreement remains in full force and effect and the and conditions thereof are hereby ratified and confirmed.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


                                              "BORROWER"

                                              COAST DENTAL SERVICES, INC.,
                                              a Delaware corporation


                                              By:
                                                 -----------------------------
                                                 Terek Diasti
                                                 Chief Executive Officer

                                                 (Corporate Seal)




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                                              "LENDER"

                                              BARNETT BANK, N.A.


                                              By: /s/ Stephen Young
                                                 ------------------------------
                                                  Stephen Young, Vice President

STATE OF GEORGIA
COUNTY OF
         ---------------

         The foregoing instrument was acknowledged before me this 7th day of March, 1997, by Terek Diasti, as Chief Executive Officer of Coast Dental Services, Inc., a Delaware corporation, on behalf of the corporation. He is
personally known to me [ ] OR produced a                  Drivers License [ ]
as identification.
                                                       /s/
                                                 ------------------------------
                                                           Notary Public

(NOTARY SEAL)
                                                 ------------------------------
                                                   (Type, Stamp or Print Name)

                                                   My commission expires:



STATE OF GEORGIA
COUNTY OF
          ---------------

         The foregoing instrument was acknowledged before me this 7th day of March, 1997, by Stephen Young, as Vice President of Barnett Bank, N.A. on behalf of the Bank. He is personally known to me [ ] OR produced a Florida Drivers License [ ] as identification.


                                                       /s/
                                                 ------------------------------
                                                   Notary Public

(NOTARY SEAL)                                    ------------------------------
                                                   (Type, Stamp or Print Name)

                                                   My commission expires:





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